Exhibit 99.1

XTI Aerospace Announces Pricing of $16 Million Public Offering

ENGLEWOOD, Colo., June 24, 2025 / -- XTI Aerospace, Inc. (Nasdaq: XTIA) (“XTI” or the “Company”), a pioneer in xVTOL and powered-lift aircraft solutions, today announced the pricing of an underwritten public offering of 9,143,000 shares of common stock (or pre-funded warrants (“Pre-Funded Warrants”) in lieu thereof) and 9,143,000 warrants to purchase common shares (the “Common Warrants”). Each common share (or Pre-Funded Warrant) and Common Warrant is being sold to the public at a price of $1.75 per share (inclusive of the Pre-Funded Warrant exercise price) for gross proceeds of approximately $16 million, before deducting underwriting discounts and offering expenses. Each Common Warrant is immediately exercisable, and will entitle the holder to purchase one share of common stock at an exercise price of $2.00 per share and will expire five years from the date of issuance. The common shares (or Pre-Funded Warrants) and Common Warrants can only be purchased together in the offering but will be issued separately. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 1,371,000 common shares and/or Pre-Funded Warrants and/or Common Warrants to cover over-allotments at the public offering price, less the underwriting discount. The offering is expected to close on June 26, 2025, subject to satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes, including the development of the TriFan 600 airplane.

ThinkEquity is acting as the sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-287989) relating to the securities was filed with the Securities and Exchange Commission (“SEC”) and became effective on June 24, 2025. This offering is being made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004. The final prospectus will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About XTI Aerospace, Inc.

XTI Aerospace (XTIAerospace.com) (Nasdaq: XTIA) is the parent company of XTI Aircraft Company, an aviation business based near Denver, Colorado, currently developing the TriFan 600, a fixed-wing business aircraft designed to have the vertical takeoff and landing (VTOL) capability of a helicopter, maximum cruising speeds of over 300 mph and a range of over 1,000 miles, creating an entirely new category – the xVTOL. Additionally, the Inpixon (inpixon.com) business unit of XTI Aerospace is a leader in real-time location systems (RTLS) technology with customers around the world who use the Company’s location intelligence solutions in factories and other industrial facilities to help optimize operations, increase productivity, and enhance safety. For more information about XTI, please visit XTIAerospace.com and follow XTI on LinkedIn, Instagram, X, and YouTube.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements, including without limitation, statements regarding the timing and completion of the offering and XTI’s anticipated use of net proceeds from the offering. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts, and assumptions that, while considered reasonable by XTI Aerospace and its management, are inherently uncertain, and many factors may cause the actual results to differ materially from current expectations. XTI undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that might subsequently arise. Readers are urged to carefully review and consider the risk factors discussed from time to time in XTI’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on April 15, 2025, and in subsequent reports filed with or furnished to the SEC.

Contacts

General inquiries:

Email: contact@xtiaerospace.com
Web: https://xtiaerospace.com/contact/

Investor Relations:

Dave Gentry, CEO
RedChip Companies, Inc.
Phone: 1-407-644-4256
Email: XTIA@redchip.com